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                                                                     Exhibit 99

                                                          FOR IMMEDIATE RELEASE


        @ENTERTAINMENT, INC. ANNOUNCES EXTENSION OF OFFER TO EXCHANGE ITS
                     14 1/2% SENIOR DISCOUNT NOTES DUE 2008

         Hartford, Connecticut, September 21,1998 -- @Entertainment, Inc. announced today that it will extend its offer (the "Exchange Offer") to exchange its 14 1/2% Series B Senior Discount Notes Due 2008 (the "New Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for any and all of its outstanding 14 1/2% Senior Discount Notes Due 2008 (the "Old Notes").

         The Exchange Offer, originally scheduled to expire at 5:00 p.m., New York City time, on September 14, 1998, will expire at 5:00 p.m., New York City time on September 25, 1998, unless extended. All of the other terms and conditions of the Exchange Offer remain the same. As of 5:00 p.m., New York City time on September 14, 1998, approximately $229.6 million principal amount at maturity (out of $252 million principal amount at maturity) of the Old Notes had been tendered in exchange for a like principal amount at maturity of New Notes.

         The Old Notes have not been registered under the Securities Act and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Old Notes or the New Notes in any states in which such offer, solicitation or sale, would be unlawful prior to registration or qualification under the securities laws of any such state. The offer is subject to all the terms and conditions set forth in the Prospectus dated August 13, 1998, previously distributed to holders of the Old Notes.


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